Exhibit 99.h



                                                        As amended in April 2004
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                                                                    CONFIDENTIAL
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                         COMPENSATION COMMITTEE CHARTER


I.   COMPOSITION AND QUALIFICATIONS

The Compensation Committee (the "Committee") of the Board of Directors shall be comprised of three or more members of the Board of Directors, each of whom is determined by the Board of Directors to be "independent" under the rules of the Securities and Exchange Commission and the NASD. Additionally, no director may serve unless he or she (i) is a "Non-employee Director" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (ii) satisfies the requirements of an "outside director" for purposes of Section 162(m) of the Internal Revenue Code.

II.  APPOINTMENT AND REMOVAL

The members of the Committee shall be appointed by the Board of Directors and shall serve until such member's successor is duly elected and qualified or until such member's earlier resignation or removal. The Board of Directors may remove the members of the Committee.

III. DUTIES

     The duties of the Compensation Committee of the Board of Directors are as follows:

     1. Review objectives relevant to the compensation of the Chief Executive Officer and other executive officers.

     2. Evaluate the performance of the Chief Executive Officer and other executive officers of the Company in light of the goals and objectives of the Company and approve their annual compensation packages, including base salaries, stock options, variable pay amounts and variable pay standards, based on these evaluations.

     3. Make an annual report on executive compensation in the Company's annual proxy statement as required by the rules of the Securities and Exchange Commission and other regulatory bodies.

     4. Review and recommend to the full Board of Directors, executive incentive compensation plans and equity-based plans in which executive officers and members of the Board of Directors are eligible to participate.



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     5.   Review the administration of the Company's incentive compensation, variable pay and stock programs.

     6. Review management proposals to (i) designate key employees to incentive compensation programs; and (ii) approve new benefit plans.

     7. Report regularly to the Board of Directors following meetings of the Compensation Committee.

     8. Maintain minutes or other records of meetings and activities of the Committee.

     9. Annually review and evaluate the performance of the Committee and its members, including a review of the compliance of the Committee with this Charter. The Committee shall review and reassess periodically the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable.